Crested Corp.

                          NOMINATING COMMITTEE CHARTER
                            (AS ADOPTED 18 JUNE 2004)

ROLE

The Nominating Committee's role is to determine the slate of director nominees for election to the Company's Board of Directors, and to identify and recommend candidates to fill vacancies occurring between annual shareholder meetings.

MEMBERSHIP

The membership of the Committee consists of at least two directors, each of whom is to be free of any relationship that, in the opinion of the Board, would interfere with his or her exercise of independent judgment. In addition, each such director shall be independent as determined under Nasdaq criteria. The Board appoints the chairperson in consultation with the Chairman/CEO.

OPERATIONS

The Committee meets at least twice a year in person or telephonically. Additional meetings may occur as the Committee or its chair deems advisable. The Committee will cause to be kept adequate minutes of all its proceedings, and will report its actions to the next meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Nominating Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Bylaws of the Corporation, or (c) the laws of the state of Colorado.

AUTHORITY

The Committee will have the resources and authority necessary to discharge its duties and responsibilities, including the authority to retain outside counsel or other experts or consultants, as it deems appropriate. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications.

RESPONSIBILITIES

The principal responsibilities and functions of the Nominating Committee are as follows:

     Annually present to the Board a list of individuals recommended for nomination for election to the Board at the annual meeting of shareholders.

     Before recommending an incumbent, replacement or additional director, review his or her qualifications, including capability, availability to serve, conflicts of interest, and other relevant factors.

     Assist in identifying, interviewing and recruiting candidates for the Board.

     Annually review the composition of each committee and present recommendations for committee memberships to the Board as needed.

     Periodically review the compensation paid to non-employee directors for annual retainers (including Board and committee Chairs) and meeting fees, if any, and make recommendations to the Board for any adjustments. No member of the Committee will act to fix his or her own compensation except for uniform compensation to directors for their services as such.

     Regularly review and make recommendations about changes to the charter of the Nominating Committee.

SELECTION  CRITERIA

     Pursuant to its charter, the Nominating Committee has adopted a policy for consideration of any director candidates recommended by security holders, and may (or may not) recommend to the board of directors that candidate(s) be put on an Annual Meeting election slate and identified in the Company's proxy statement, if:

     X At least 150 calendar days before the meeting date, the security holder requests in writing that the nominating committee consider an individual for inclusion as a director nominee in the next proxy statement for an Annual Meeting. The security holder must identify the individual and provide background information about the individual sufficient for the committee to evaluate the suggested nominee's credentials. Such requests should be addressed to Harold F. Herron, president, or John L. Larsen, chief executive officer, who will forward the requests to the Nominating Committee.

     X    The  candidate  meets  certain  specific  minimum  qualifications:
          Substantial experience in top or mid-level management (or serving as a director) of public mineral exploration/development companies, with particular emphasis on understanding and evaluating mineral properties for either financing, exploration and development, or joint venturing with industry partners; contacts with mining or oil and gas industry companies to develop strategic partnerships or investments with the Company; and the ability to understand and analyze complex financial statements. A security holder-recommended candidate also will have to possess a good business and personal background, which the nominating committee will independently verify. These same categories of qualifications will be used by the nominating committee in considering any nominee candidate, whether recommended by a security holder, an officer, or another director.

Although all security holder-recommended candidates, and all candidates recommended by another director or by an officer, will be evaluated by the nominating committee in good faith, the full board of directors, by majority vote, will make the final decision whether to include an individual in the next proxy statement.